Exhibit 99.1

Semtech Announces Fiscal Year 2008 Fourth Quarter Results

  Record Quarter Revenues
  35.6% Increase in Revenues over Q4FY07
  283% Increase in GAAP EPS over Q4FY07
  Record FY08 Revenues of $285M
  13% Increase in Annual Revenues over FY07

CAMARILLO, Calif.--(BUSINESS WIRE)--SEMTECH CORPORATION (NASDAQ: SMTC), a leading producer of high performance analog and mixed-signal semiconductors, today reported un-audited financial results for its fourth quarter of fiscal year 2008 that ended January 27, 2008.

Net sales for the fourth quarter of fiscal year 2008 were $78.6 million, up 35.6 percent from the fourth quarter of fiscal year 2007 and flat when compared to the third quarter of fiscal year 2008.

Net income for the fourth quarter of fiscal year 2008, computed in accordance with U.S. generally accepted accounting principles (GAAP), was $14.9 million or 23 cents per diluted share. GAAP net income was $4.6 million or 6 cents per diluted share in the fourth quarter of fiscal year 2007 and was $16.0 million or 24 cents per diluted share in the third quarter of fiscal year 2008.

Gross profit margin for the fourth quarter of fiscal year 2008 was 54.9 percent compared to 50.3 percent in the fourth quarter of fiscal year 2007 and 54.6 percent in the third quarter of fiscal year 2008.

Non-GAAP net income for the fourth quarter of fiscal year 2008 was $16.8 million or 26 cents per diluted share. Non-GAAP net income was $9.8 million or 13 cents per diluted share in the fourth quarter of fiscal year 2007 and was $19.4 million or 29 cents per diluted share in the third quarter of fiscal year 2008.

Non-GAAP gross profit margin for the fourth quarter of fiscal year 2008 was 55.5 percent. Non-GAAP gross profit margin for the fourth quarter of fiscal year 2007 was 51.4 percent and 55.0 percent in the third quarter of fiscal year 2008.

Non-GAAP results exclude the impact of stock based compensation, the amortization of acquisition-related intangibles, expenses and a recovery settlement associated with now settled litigation against an insurer, the gain on sale of an unused parcel of land, and expenses related to the Company’s now completed investigation into its historical stock option practices and now completed restatement of past financial statements. Non-GAAP results also exclude the impact of ongoing stock option related matters including an inquiry by the SEC, a federal grand jury subpoena, and derivative and class action litigation.

Operating expenses for the fourth quarter of fiscal year 2008 included (i) approximately $0.9 million related to the SEC inquiry, the grand jury subpoena, the derivative and class action litigation, and other matters related to historical stock option practices and (ii) $1.6 million, which is net of insurance proceeds, for the monetary component of a tentative settlement of the federal and state derivative litigation. The parties are working to document the settlement, which is subject to court approval. In the third quarter of fiscal year 2008 these expenses were $0.8 million.

Semtech had $213.4 million of cash, cash equivalents and marketable securities as of January 27, 2008, which was down from $265.8 million at the end of the third quarter of fiscal year 2008. The decrease was due primarily to the Company’s use of $70 million to repurchase stock in the fourth quarter of fiscal year 2008.

New orders were below shipments, resulting in a book-to-bill ratio slightly below one. Demand was strongest within the industrial end markets.

Mohan Maheswaran, Semtech’s President and Chief Executive Officer, commented, “Semtech had another great performance resulting in another record quarterly revenue. Q4 of FY08 ended a very good year for Semtech. In FY08 we grew revenue 13% to $285 million, which is the highest annual revenue in the Company’s history. We also grew Non GAAP EPS by 24% to $0.88 for the year. I am very pleased with the way the Company is starting to execute and I believe that we can continue to hit the aggressive milestones we have set ourselves.”

The results announced today are preliminary, as the annual audit by the Company’s independent registered public accounting firm is still underway. As such, these results are subject to revision until the audit is completed and the Company files its Annual Report on Form 10-K.

First Quarter Outlook

Semtech estimates net sales for the first quarter, which ends April 27, 2008, will be between $70M and $74M. GAAP earnings for the first quarter of fiscal year 2009 are expected to be 13 to 15 cents per diluted share.

Non-GAAP earnings for the first quarter are expected to be 20 to 22 cents per diluted share. Non-GAAP earnings for the first quarter are prior to stock-based compensation expense, amortization of intangibles, and certain legal expenses.

About Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements prepared in accordance with GAAP, this release includes a non-GAAP presentation of gross profit, net income and earnings per diluted share. All of these non-GAAP measures exclude stock-based compensation, acquisition related amortization of intangibles, and other items detailed above. These non-GAAP measures are provided to enhance the user's overall understanding of the Company's comparable financial performance between periods. In addition, the Company's management generally excludes such items in managing and evaluating the performance of the business. A further discussion of these non-GAAP financial measures can be found above, and reconciliations of GAAP results for the fourth quarter of fiscal year 2008 and 2007 and full year 2007 and 2008 respectively, appear with the financial statements later in this release. These additional financial measures should not be considered substitutes for any measures derived in accordance with GAAP and may be inconsistent with similar measures presented by other companies.

About Semtech

Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications.

Forward-Looking and Cautionary Statements This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are statements other than historical information or statements of current condition and relate to matters such as future financial performance, future operational performance, the anticipated impact of specific items on future earnings, and our plans, objectives and expectations. Some forward-looking statements may be identified by use of terms such as "expects," "anticipates," "intends," "estimates," "believes,” ”projects,” “should,” “will,” “plans” and similar words.

Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include worldwide economic and political conditions, the timing and duration of semiconductor market upturns or downturns, demand for cellular phones, personal computers and automated test equipment, demand for semiconductor devices in general, demand for the Company’s products in particular, competitors’ actions, supply from key third-party silicon wafer foundries and assembly contractors, manufacturing costs and yields, relations with strategic customers, and risks associated with the businesses of major customers. In addition to considering these risks and uncertainties, forward-looking statements should be considered in conjunction with the cautionary statements contained in the “Risk Factors” section and elsewhere in the Company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2007, in the Company’s other filings with the SEC, and in material incorporated therein by reference. In light of the risks and uncertainties inherent in forecasts of revenue and gross margin and in other projected matters, forward-looking statements should not be regarded as representations by the Company that its objectives or plans will be achieved or that any of its operating expectations or financial forecasts will be realized. The Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SEMTECH CORPORATION
GAAP CONSOLIDATED STATEMENTS OF INCOME
(Table in thousands - except per share amount)

	Three Months Ended		Twelve Months Ended
	27-Jan	28-Jan	27-Jan	28-Jan
	2008	2007	2008	2007
	Q4 2008	Q4 2007	Q4 2008	Q4 2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$78,620	$57,963	$284,790	$252,538
Cost of sales	35,447	28,786	128,513	115,564
Gross profit	43,173	29,177	156,277	136,974

Operating costs and expenses:
Selling, general and administrative	20,375	17,661	74,263	70,249
Product development and engineering	11,272	10,737	43,064	41,256
Amortization of expense related to acquisition intangibles	275	276	1,102	1,192
(Insurance recovery) litigation legal expenses, net	(6,254)	114	(5,339)	412

Total operating costs and expenses	25,668	28,788	113,090	113,109

Operating income	17,505	389	43,187	23,865

Interest and other income, net	2,808	3,954	15,120	13,546

Income before taxes	20,313	4,343	58,307	37,411
Provision/(credit) for taxes	5,453	(252)	10,524	6,283

Net income	$14,860	$4,595	$47,783	$31,128

Earnings per share:
Basic	$0.24	$0.06	$0.72	$0.43
Diluted	$0.23	$0.06	$0.71	$0.42

Weighted average number of shares:
Basic	62,622	72,433	66,424	72,372
Diluted	63,536	74,311	67,709	74,017

SEMTECH CORPORATION
CONSOLIDATED BALANCE SHEETS
(Table in thousands)

	January 27,	January 28,
	2008	2007
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$172,889	$162,674
Temporary investments	36,142	125,979
Receivables, less allowances	33,609	25,588
Inventories	28,902	20,493
Deferred income taxes	4,350	3,495
Other current assets	16,326	17,698
Total Current Assets	292,218	355,927

Property, plant and equipment, net	30,569	40,573
Long-term investments	4,366	49,827
Other assets	6,986	10,166
Goodwill	32,418	32,687
Other Intangibles	3,182	4,284
Deferred income taxes	26,894	28,190
Total Assets	$396,633	$521,654

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$13,922	$9,909
Accrued liabilities	19,477	14,950
Deferred revenue	1,466	2,151
Deferred income taxes	1,501	1,500
Income taxes payable	290	1,974
Total Current Liabilities	36,656	30,484

Other long-term liabilities	7,169	7,450
Accrued Taxes	3,987	-
Deferred income taxes - Non Current	111	2,539

Shareholders’ equity	348,710	481,181
Total Liabilities & Equity	$396,633	$521,654

SEMTECH CORPORATION
Supplemental Information - Notes to Consolidated GAAP Statements of Income

(Table in thousands - except per share amounts)

	Three Months Ended		Twelve Months Ended
	27-Jan	28-Jan	27-Jan	28-Jan
	2008	2007	2008	2007
Stock Option Expense	Q4 2008	Q4 2007	Q4 2008	Q4 2007
Cost of sales	$433	$343	$1,304	$1,200
Selling, general and administrative	2,725	1,869	9,430	9,761
Product development and engineering	1,137	773	3,985	3,975
Total stock-based compensation	$4,295	$2,985	$14,719	$14,936

	27-Jan	28-Jan	27-Jan	28-Jan
	2008	2007	2008	2007
Expenses related to expired options	Q4 2008	Q4 2007
Cost of sales	$-	$264	$-	$264
Selling, general and administrative	42	1,950	42	1,950
Product development and engineering	-	-	-	-
Total stock-based compensation	$42	$2,214	$42	$2,214

SEMTECH CORPORATION
Financial bridge - GAAP to Non-GAAP Statements of Income
(Table in thousands - except per share amounts)
RECONCILIATION OF GAAP TO NON-GAAP GROSS PROFIT:

	Three Months Ended		Twelve Months Ended
	27-Jan	28-Jan	27-Jan	28-Jan
	2008	2007	2008	2007
	Q4 2008	Q4 2007	Q4 2008	Q4 2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Gross profit, as reported (GAAP)	$43,173	$29,177	$156,277	$136,974

Adjustments to GAAP gross profit:
Stock-based compensation expense	433	343	1,304	1,200
Expenses related to expired options	-	264	-	264

Non-GAAP Gross profit	$43,606	$29,784	$157,581	$138,438

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME:

	Three Months Ended		Twelve Months Ended
	27-Jan	28-Jan	27-Jan	28-Jan
	2008	2007	2008	2007
	Q4 2008	Q4 2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net Income, as reported (GAAP)	$14,860	$4,595	$47,783	$31,128

Adjustments to GAAP net income:
Amortization of expense related to acquisition intangibles	275	276	1,102	1,192
(Insurance recovery) litigation legal expenses, net	(6,254)	114	(5,339)	412
Option and restatement related expenses	2,489	2,483	6,227	9,669
Stock based compensation expense	4,295	2,985	14,719	14,936
Expenses related to expired options	42	2,214	42	2,214
Land Sale	-	-	(1,300)	-
Associated tax effect	1,080	(2,859)	(3,956)	(6,842)

Net Income on a Non-GAAP basis	$16,787	$9,808	$59,278	$52,709

Diluted GAAP earnings per share	$0.23	$0.06	$0.71	$0.42
Adjustments per above	$0.03	$0.07	$0.17	$0.29
Diluted non-GAAP earnings per share	$0.26	$0.13	$0.88	$0.71

CONTACT:
Semtech Corporation
Todd German, Investor Relations, 805-480-2004